For Immediate Release

Del Taco Restaurants, Inc. Promotes John D. Cappasola, Jr. to President and Chief Brand Officer

Lake Forest, CA. January 5, 2017 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, operating restaurants under the name Del Taco, today announced that John D. Cappasola, Jr. has been promoted  to President and Chief Brand Officer effective today. In his new role, Mr. Cappasola will lead the Company’s brand strategy, marketing, menu development, culinary innovation, and restaurant operations and support. He will continue to report directly to Chief Executive Officer Paul J.B. Murphy, III.

“I’m pleased to announce John’s well-deserved promotion to President and Chief Brand Officer,” said Paul J.B. Murphy, III. “John is a strong leader and talented executive who has been instrumental in the development and execution of our Combined Solutions strategy, which has led to some of the best results in the restaurant category over the past several years. Under John’s leadership we’ve repositioned Del Taco, significantly enhanced the menu and our food, and fostered a culture of partnership and collaboration among our people and franchisees to dramatically improve the guest experience. This move reflects a natural evolution of John’s leadership and his impressive track record of achievement. His expanded leadership role will be critical to optimize cross-departmental performance as we execute our long-term growth strategy. I am confident that in his new position, the already strong alignment of the restaurant experience and our brand promise will only grow to new heights.”

“I am grateful to Paul and the Del Taco leadership team for this incredible opportunity,” said John Cappasola. “Over the past several years we have been on a journey to develop Del Taco into a QSR-plus leader and we have made great strides in accomplishing our goals. I look forward to continuing this important work with the talented people across Del Taco. Together we will continue our drive to be among the category leaders in execution and give our guests great brand experiences.”

Prior to his promotion, Mr. Cappasola had served as Executive Vice President and Chief Brand Officer, leading Del Taco’s efforts in brand strategy, marketing, menu development, operations support and culinary innovation. In addition to his accomplished Del Taco tenure, Mr. Cappasola previously served in key leadership roles at Blockbuster, Inc., holding positions in marketing, strategic development, and operations across a sixteen year tenure.

About Del Taco Restaurants, Inc.
Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive thru.  All menu items taste better because they are made with quality ingredients like freshly grated cheddar, hand-chopped pico de gallo, sliced avocado, slow-cooked beans made from scratch, and fresh-grilled marinated chicken and steak.  The brand’s UnFreshing Believable® campaign further communicates Del Taco’s commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 550 restaurants across 15 states. For more information, visit www.deltaco.com.
###

Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com